CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen ICR, Inc. 203/682-8211 bcohen@icrinc.com

MARINEMAX REPORTS FIRST QUARTER FISCAL 2011 RESULTS

CLEARWATER, FL, February 3, 2011 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its fiscal first quarter ended December 31, 2010.

Revenue was $92.2 million for the quarter ended December 31, 2010 compared with $100.4 million for the comparable quarter last year. Same-store sales declined approximately 8% compared with a 13% increase in the comparable quarter last year. Revenue from stores that were not eligible for inclusion in the same-store sales base was $600,000.

The net loss for the first quarter of fiscal 2011 was $4.7 million, or $0.21 per share, compared with net income of $10.2 million, or $0.45 per diluted share, for the comparable quarter last year. For the quarter ended December 31, 2010, the Company’s net loss was reduced by approximately $1.4 million related to the favorable resolution of accounts receivable and inventory repurchases from a manufacturer whose brands the Company no longer carries. Included in net income for the quarter ended December 31, 2009, was a tax benefit of approximately $19.3 million, or $0.86 per diluted share, primarily related to the recognition of fiscal 2009 tax net operating loss carry-backs. Without the tax benefit, the Company would have incurred a net loss of $9.1 million, or $0.42 per share for the quarter ended December 31, 2009.

Inventory declined $1.0 million, or 1%, to $189.2 million compared with $190.2 million at December 31, 2009. Sequentially, inventory remained flat compared to the quarter ended September 30, 2010, despite the seasonal increase that the industry typically experiences. Short-term borrowings declined $7.4 million, or 7%, to $94.6 million compared with $102.0 million as of December 31, 2009.

William H. McGill, Jr., Chairman, President, and Chief Executive Officer, stated, “While our results continue to be pressured by the overall challenging economic environment, we were encouraged by several points of progress in our business during the quarter. Specifically, our new boat sales were up substantially compared to the prior year and we were able to improve our gross margins as the aging of our inventory and that of the industry continues to improve. The growth we experienced in new boat sales was offset by a decline in used boat sales, as both the industry and our used inventories have become lean. Nonetheless, we are encouraged by the growth in our new boat business which is evidence of our continued progress in gaining market share and a positive sign for the industry.”

Mr. McGill continued, “While it remains difficult to predict the timing of a full recovery for our industry, we believe that we are very well positioned. MarineMax has a streamlined expense structure, an attractive footprint of stores, industry leading brands, a proven customer-focused strategy and the financial strength to take advantage of opportunities as they arise. Our customers’ passion for boating remains strong. As we head into the spring and summer selling seasons, we are ready to serve our customers as their demand returns.”

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About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts, Malibu, Nautique and Grady White, MarineMax sells new and used recreational boats and related marine products and provides yacht brokerage services. MarineMax currently has 56 retail locations and operates within Alabama, Arizona, California, Colorado, Connecticut, Florida, Georgia, Kansas, Maryland, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, Tennessee and Texas. MarineMax is a New York Stock Exchange-listed company.

Use of Non-GAAP Financial Information

In this release, the Company discloses pro forma or non-GAAP measures of net income and earnings per share. The Company believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the success of the Company’s retailing strategies; the Company’s assessment that its strategies will lead to market share gains; the Company’s assessment that challenging conditions continue to pressure the boating industry; the Company’s assessment that industry used boat inventory levels have become lean and that new boat industry inventory levels have improved; the Company’s assessment that its financial strength and customer focused strategies are allowing it to take advantage of opportunities and other growth initiatives; the Company’s belief that its growth initiatives will be more meaningful to its growth and success when the industry begins to recover; the Company’s assessment of its customers’ passion about boating; the Company’s belief that the success of the actions it has taken to improve inventory aging, reduce inventory levels, reduce expenses, and enhance customer service will position the Company when industry conditions begin to improve; and the Company’s long-term prospects. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to reduce inventory, accomplish the goals and strategies, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

Three Months Ended December 31,
	2010	2009
Revenue	$92,190	$100,449
Cost of sales	68,608	78,478

Gross profit	23,582	21,971
Selling, general, and
administrative expenses	27,441	29,629

Loss from operations	(3,859)	(7,658)
Interest expense	843	1,462

Loss before income tax benefit	(4,702)	(9,120)
Income tax benefit	—	(19,273)

Net income (loss)	$(4,702)	$10,153

Basic net income (loss) per common share	$(0.21)	$0.47

Diluted net income (loss) per common share	$(0.21)	$0.45

Weighted average number of common shares
used in computing net income (loss) per
common share:
Basic	22,239,785	21,796,561

Diluted	22,239,785	22,344,687

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	December 31,	December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$17,338	$13,060
Accounts receivable, net	17,434	12,471
Income tax receivable	—	20,061
Inventories, net	189,234	190,243
Prepaid expenses and other current assets	7,185	10,965

Total current assets	231,191	246,800
Property and equipment, net	98,863	100,806
Other long-term assets	1,431	2,444

Total assets	$331,485	$350,050

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,685	$5,948
Customer deposits	6,343	5,284
Accrued expenses	23,925	24,171
Short-term borrowings	94,609	102,000

Total current liabilities	128,562	137,403
Other long-term liabilities	4,190	3,554

Total liabilities	132,752	140,957
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	23	23
Additional paid-in capital	207,953	205,955
Retained earnings	6,567	18,925
Treasury stock	(15,810)	(15,810)

Total stockholders’ equity	198,733	209,093

Total liabilities and stockholders’ equity	$331,485	$350,050

MarineMax, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Information
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three months ended December 31,
	2010	2009
GAAP net income (loss) as reported	$(4,702)	$10,153
Less the tax benefit related to tax loss carry-backs due to recent changes in tax law	—	(19,273)

Non-GAAP proforma net loss	$(4,702)	$(9,120)

GAAP diluted net income (loss) per common share	$(0.21)	$0.45

Less the tax benefit per share related to tax loss carry-backs due to recent changes in tax law	—	(0.87)

Non-GAAP proforma net loss per common share	$(0.21)	$(0.42)

Common shares used in the calculations of net loss per common share	22,239,785	21,796,561